Exhibit 99.1
Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com

Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2017 Financial Results
Fourth Quarter Highlights
Green Coffee Pounds Increased 0.9%
Gross Margin Improved 100 bps to 40.1%
Income from Operations Declined $1.4 million
Net Income Decreased to $1.1 million
Adjusted EBITDA Increased 30.7% to $11.6 million

Northlake, Texas—(GLOBE NEWSWIRE)—September 28, 2017—Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its fourth quarter and fiscal year ended June 30, 2017.
Fourth Quarter Fiscal 2017 Highlights:

•	Volume of green coffee pounds processed and sold increased 0.9%;

•	Gross profit increased $1.2 million and gross margin increased 100 basis points to 40.1%, year-over-year;

•	Income from operations declined by $1.4 million to $1.7 million due to higher one-time costs and fewer one-time benefits;

•
Net income decreased to $1.1 million from $84.2 million primarily due to the non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets in the fourth quarter of the prior fiscal year; and

•	Adjusted EBITDA increased 30.7% to $11.6 million, and Adjusted EBITDA Margin was 8.7%, an increase of 210 basis points.*
Fiscal 2017 Highlights:

•	Volume of green coffee pounds processed and sold increased 5.3%;

•	Gross profit increased $5.3 million and gross margin increased 120 basis points to 39.5%;

•	Income from operations increased 415.5% to $42.2 million from $8.2 million, including $37.4 million in net gain from the sale of our Torrance facility in fiscal 2017;

•
Net income was $24.4 million, or $1.45 per common share—diluted, compared to $89.9 million, or $5.41 per common share—diluted, last year, including non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets in fiscal 2016; and

•	Adjusted EBITDA increased 11.1% to $46.0 million and Adjusted EBITDA Margin was 8.5%, an increase of 90 basis points.*
(*The foregoing non-GAAP financial measures are reconciled to their corresponding GAAP measures at the end of this press release).
"Overall, it was a very solid quarter to close a transformational year and one that we believe further positions Farmer Brothers for future success," said Mike Keown, President and CEO. "Our continued progress in gross margin and Adjusted EBITDA improvement shows the ongoing benefits of our restructure. During the fourth quarter, we extended contracts with key customers covering approximately 20 million pounds of green coffee and won approximately 2 million pounds of new business, which is currently expected to begin shipping in the second quarter of fiscal 2018. We believe this demonstrates the industry's support for our talented organization and new capabilities."
Recent Operational Updates

•	Initiated roasting production at Northlake, Texas facility with current production levels at 6 million pounds, on an annual run rate basis;

•	Announced agreement to acquire substantially all the assets of Boyd Coffee Company with a combination of cash and stock;

•	Developed Artisan Direct Trade Coffee Line; and

•	Launched several new products, including the New China Mist Naturally Flavored Iced Tea product line, Artisan Hot Tea and Artisan Cold Brew Coffee.

Fourth Quarter and Fiscal 2017 Results:
Selected Financial Data
The selected financial data presented below under the captions "Income statement data," "Operating data" and "Balance sheet and other data" summarizes certain performance measures for the three months and fiscal years ended June 30, 2017 and 2016 (unaudited).

	Three Months Ended June 30,			Fiscal Year Ended June 30,
	2017	2016	Y-o-Y Change	2017	2016	Y-o-Y Change
(In thousands, except per share data)
Income statement data:
Net sales	$133,800	$134,162	- 0.3%	$541,500	$544,382	- 0.5%
Gross margin	40.1%	39.1%	+ 100 bps	39.5%	38.3%	+ 120 bps
Income from operations	$1,693	$3,075	- 44.9%	$42,166	$8,179	+ 415.5%
Net income	$1,112	$84,239	- 98.7%	$24,400	$89,918	- 72.9%
Net income per common share—diluted	$0.07	$5.05	- $4.98	$1.45	$5.41	- $3.96

Operating data:
Coffee pounds	23,285	23,088	+ 0.9%	95,499	90,669	+ 5.3%
Non-GAAP net income	$3,166	$3,801	- 16.7%	$11,614	$17,607	- 34.0%
Non-GAAP net income per diluted common share	$0.19	$0.23	- $0.04	$0.70	$1.06	- $0.36
EBITDA	$8,268	$9,061	- 8.8%	$65,509	$31,120	+ 110.5%
EBITDA Margin	6.2%	6.8%	- 60 bps	12.1%	5.7%	+ 640 bps
Adjusted EBITDA	$11,629	$8,900	+ 30.7%	$45,973	$41,386	+ 11.1%
Adjusted EBITDA Margin	8.7%	6.6%	+ 210 bps	8.5%	7.6%	+ 90 bps

Balance sheet and other data:
Total capital expenditures excluding new facility	$1,574	$10,889	- 85.8%	$19,246	$26,606	- 27.8%
Total capital expenditures	$14,115	$19,332	- 27.0%	$84,949	$50,475	+ 68.3%
Depreciation and amortization expense	$6,357	$5,053	+ 25.8%	$22,970	$20,774	+ 10.6%
Non-GAAP net income, Non-GAAP net income per diluted common share, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.
Volume of green coffee processed and sold increased 0.9% for the quarter. Excluding the impact of West Coast Coffee, net coffee pounds processed and sold were flat. Pound growth was slower than anticipated primarily due to softness in several of our large national accounts during the quarter.
Net sales were $133.8 million in the fourth quarter, a decrease of 0.3%, or $0.4 million, over the prior year period, primarily due to a decline in net sales of spice products of $3.8 million, a decline in net sales of frozen liquid coffee of $0.6 million, and a decline in net sales of other beverages of $0.4 million, partially offset by an increase in net sales of roast and ground coffee of $2.8 million, and an increase in net sales of tea of $1.2 million.

Gross profit in the fourth quarter of fiscal 2017 increased $1.2 million, or 2.3%, to $53.6 million from $52.4 million and gross margin increased 100 basis points to 40.1% from 39.1%. The increase in gross margin was primarily due to the combination of higher pricing and lower raw materials costs which contributed 146 basis points, and the benefit from the contribution of new sales volume in fiscal 2017 from China Mist and West Coast Coffee which carry a higher gross margin than the base business by 46 basis points, offset by higher depreciation expense for our new Northlake, Texas production facility of 45 basis points, with the remaining offset of 47 basis points primarily due to sales mix with higher net sales from our national accounts which carry a lower gross margin.
Operating expenses in the fourth quarter of fiscal 2017 increased $2.5 million (or 520 basis points), to $51.9 million, or 38.8% of net sales, from $49.4 million, or 36.8% of net sales in the prior year period. The increase in operating expenses in the fourth quarter of fiscal 2017 as compared to the prior year period was primarily due to $1.8 million in higher selling expenses, and $3.0 million in higher expense due to net losses from sales of assets, as compared to net gains in the prior year period, offset by a decline in restructuring costs of $1.2 million and a decline in general and administrative expenses of $1.0 million.
Operating expenses, excluding restructuring and other transition expenses, net gains and losses from sales of assets, and acquisition and integration costs were $48.8 million or 36.5% of sales this year as compared to $49.5 million or 36.9% of sales, a decline of 40 basis points.
The higher selling expense of $1.8 million were primarily associated with the addition of the China Mist and West Coast Coffee operations. The lower general and administrative expenses of $1.0 million were primarily due to lower payroll and benefits of $2.7 million, partially offset by expenses associated with a special stockholders meeting and costs associated with the Boyd Coffee Company transaction.
In the fourth quarter of fiscal 2017, we incurred net losses of $0.3 million from sales of assets, primarily equipment, as compared to net gains of $2.6 million from sales of assets, primarily real estate, in the prior year period. The restructuring costs of $1.5 million in the fourth quarter primarily relate to expenses associated with the DSD restructuring plan.
As a result of the foregoing factors, income from operations in the fourth quarter of fiscal 2017 was $1.7 million, as compared to $3.1 million in the prior year period.
Total other expense in the fourth quarter of fiscal 2017 was $0.5 million, as compared to total other income of $0.8 million in the prior year period, an increase in expense of $1.3 million, primarily due to $0.7 million in higher interest expense and $0.6 million in higher "Other, net" due to net losses from derivative instruments and investments, as compared to net gains in the prior year period. The net losses and net gains from derivative instruments and investments in both periods, were primarily due to mark-to-market adjustments on coffee-related derivative instruments not designated as accounting hedges.

Income tax expense was $44,000 in the fourth quarter of fiscal 2017 as compared to income tax benefit of $80.3 million in the fourth quarter of the prior year period. In the fourth quarter of the prior fiscal year, the Company released valuation allowance previously recorded against deferred tax assets, resulting in a non-cash reduction in income tax expense, or an income tax benefit of $80.3 million.
As a result of the foregoing factors, net income was $1.1 million, or $0.07 per common share—diluted in the fourth quarter of fiscal 2017, as compared to $84.2 million, or $5.05 per common share—diluted in the prior year period.

Non-GAAP Financial Measures:
Non-GAAP net income, Non-GAAP net income per diluted common share, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.
Beginning in the fourth quarter of fiscal 2017, we modified the calculation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin to exclude acquisition and integration costs. Acquisition and integration costs include legal expenses, consulting expenses and internal costs associated with acquisitions and integration of those acquisitions. In the fourth quarter of fiscal 2017 acquisition and integration costs were significant and, we believe, excluding them will help investors to better understand our operating results and more accurately compare them across periods. We have not adjusted the historical presentation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin because acquisition and integration costs in prior periods were not material to the Company’s results of operations.
Non-GAAP net income in the fourth quarter of fiscal 2017 was $3.2 million, as compared to $3.8 million in the fourth quarter of the prior fiscal year. Non-GAAP net income per diluted common share was $0.19 in the fourth quarter of fiscal 2017, as compared to $0.23 per diluted common share in the fourth quarter of the prior fiscal year.
Adjusted EBITDA was $11.6 million in the fourth quarter of fiscal 2017, as compared to $8.9 million in the prior year period, and Adjusted EBITDA Margin was 8.7% in the fourth quarter of fiscal 2017, as compared to 6.6% in the prior year period.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company's product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, hospitals, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer-facing branded coffee and tea products.
Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2017 and has over 1,600 employees nationwide. The Company’s primary brands include Farmer Brothers®, Superior®, Metropolitan™, Cain’s™ and McGarvey® and China Mist®. For more information, visit: www.farmerbros.com.

Investor Conference Call
Michael Keown, President and CEO and David G. Robson, Treasurer and CFO, will host an audio-only investor conference call today, September 28, 2017, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2017. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”
The call will be open to all interested investors through a live audio web broadcast via the Internet at—https://edge.media-server.com/m6/p/fd2c53su—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free:  1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 89203163.
The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements
Certain statements contained in this press release, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of our direct-store-delivery restructuring plan, our success in consummating acquisitions and integrating acquired businesses, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (unaudited)

	Three Months Ended June 30,
	2017	2016
Net sales	$133,800	$134,162
Cost of goods sold	80,179	81,734
Gross profit	53,621	52,428
Selling expenses	39,286	37,457
General and administrative expenses	11,008	12,019
Restructuring and other transition expenses	1,474	2,678
Net gains from sale of spice assets	(155)	(162)
Net losses (gains) from sales of other assets	315	(2,639)
Operating expenses	51,928	49,353
Income from operations	1,693	3,075
Other (expense) income:
Dividend income	199	275
Interest income	132	137
Interest expense	(755)	(84)
Other, net	(113)	521
Total other (expense) income	(537)	849
Income before taxes	1,156	3,924
Income tax expense (benefit)	44	(80,315)
Net income	$1,112	$84,239
Net income per common share—basic	$0.07	$5.09
Net income per common share—diluted	$0.07	$5.05
Weighted average common shares outstanding—basic	16,697,765	16,551,040
Weighted average common shares outstanding—diluted	16,803,299	16,664,846

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (unaudited)

	Year Ended June 30,
	2017	2016	2015
Net sales	$541,500	$544,382	$545,882
Cost of goods sold	327,765	335,907	348,846
Gross profit	213,735	208,475	197,036
Selling expenses	157,198	150,198	151,753
General and administrative expenses	42,933	41,970	31,173
Restructuring and other transition expenses	11,016	16,533	10,432
Net gain from sale of Torrance facility	(37,449)	—	—
Net gains from sale of spice assets	(919)	(5,603)	—
Net (gains) losses from sales of other assets	(1,210)	(2,802)	394
Operating expenses	171,569	200,296	193,752
Income from operations	42,166	8,179	3,284
Other (expense) income:
Dividend income	1,007	1,115	1,172
Interest income	567	496	381
Interest expense	(2,185)	(425)	(769)
Other, net	(1,201)	556	(3,014)
Total other (expense) income	(1,812)	1,742	(2,230)
Income before taxes	40,354	9,921	1,054
Income tax expense (benefit)	15,954	(79,997)	402
Net income	$24,400	$89,918	$652
Net income per common share—basic	$1.46	$5.45	$0.04
Net income per common share—diluted	$1.45	$5.41	$0.04
Weighted average common shares outstanding—basic	16,668,745	16,502,523	16,127,610
Weighted average common shares outstanding—diluted	16,785,752	16,627,402	16,267,134

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data) (unaudited)

	June 30, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$6,241	$21,095
Short-term investments	368	25,591
Accounts receivable, net of allowance for doubtful accounts of $721 and $714, respectively	46,446	44,364
Inventories	56,251	46,378
Income tax receivable	318	247
Short-term derivative assets	—	3,954
Prepaid expenses	7,540	4,557
Assets held for sale	—	7,179
Total current assets	117,164	153,365
Property, plant and equipment, net	176,066	118,416
Goodwill	10,996	272
Intangible assets, net	18,618	6,219
Other assets	6,837	9,933
Deferred income taxes	63,055	80,786
Total assets	$392,736	$368,991
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,784	$23,919
Accrued payroll expenses	17,345	24,540
Short-term borrowings under revolving credit facility	27,621	109
Short-term obligations under capital leases	958	1,323
Short-term derivative liabilities	1,857	—
Other current liabilities	9,702	6,946
Total current liabilities	97,267	56,837
Accrued pension liabilities	51,281	68,047
Accrued postretirement benefits	19,788	20,808
Accrued workers’ compensation liabilities	7,548	11,459
Other long-term liabilities—capital leases	237	1,036
Other long-term liabilities	1,480	28,210
Total liabilities	$177,601	$186,397
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,846,002 and 16,781,561 shares issued and outstanding at June 30, 2017 and 2016, respectively	16,846	16,782
Additional paid-in capital	41,495	39,096
Retained earnings	221,182	196,782
Unearned ESOP shares	(4,289)	(6,434)
Accumulated other comprehensive loss	(60,099)	(63,632)
Total stockholders’ equity	$215,135	$182,594
Total liabilities and stockholders’ equity	$392,736	$368,991

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)
	Year Ended June 30,
	2017	2016	2015
Cash flows from operating activities:
Net income	$24,400	$89,918	$652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,970	20,774	24,179
Provision for (recovery of) doubtful accounts	325	71	(8)
Restructuring and other transition expenses, net of payments	1,034	(2,697)	6,608
Interest on sale-leaseback financing obligation	681	—	—
Deferred income taxes	15,482	(80,314)	123
Net gain from sale of Torrance facility	(37,449)	—	—
Net (gains) losses from sales of spice assets and other assets	(2,129)	(8,405)	394
ESOP and share-based compensation expense	3,959	4,342	5,691
Net (gains) losses on derivative instruments and investments	(205)	12,910	(950)
Change in operating assets and liabilities:
Restricted cash	—	1,002	(1,002)
Purchases of trading securities	(5,136)	(7,255)	(3,661)
Proceeds from sales of trading securities	30,645	5,901	2,358
Accounts receivable	(14)	(3,476)	2,078
Inventories	(8,504)	3,608	20,470
Income tax receivable	(71)	288	(307)
Derivative assets (liabilities), net	2,305	(10,583)	(7,269)
Prepaid expenses and other assets	(2,506)	(111)	(1,332)
Accounts payable	8,885	(3,343)	(16,841)
Accrued payroll expenses and other current liabilities	(2,983)	5,829	(4,606)
Accrued postretirement benefits	(1,020)	(358)	(1,507)
Other long-term liabilities	(8,557)	(473)	1,860
Net cash provided by operating activities	$42,112	$27,628	$26,930
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	$(25,853)	$—	$(1,200)
Purchases of property, plant and equipment	(45,195)	(31,050)	(19,216)
Purchases of construction-in-progress assets for new facility	(39,754)	(19,426)	—
Proceeds from sales of property, plant and equipment	4,078	10,946	273
Net cash used in investing activities	$(106,724)	$(39,530)	$(20,143)

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)
	Year Ended June 30,
	2017	2016	2015
Cash flows from financing activities:
Proceeds from revolving credit facility	$77,985	$405	$63,376
Repayments on revolving credit facility	(50,473)	(374)	(63,947)
Proceeds from sale-leaseback financing obligation	42,455	—	—
Proceeds from new facility lease financing obligation	16,346	19,426	—
Repayments of new facility lease financing	(35,772)	—	—
Payments of capital lease obligations	(1,433)	(3,147)	(3,910)
Payment of financing costs	—	(8)	(571)
Proceeds from stock option exercises	688	1,694	1,548
Tax withholding payment - net share settlement of equity awards	(38)	(159)	(116)
Net cash provided by (used in) financing activities	$49,758	$17,837	$(3,620)
Net (decrease) increase in cash and cash equivalents	$(14,854)	$5,935	$3,167
Cash and cash equivalents at beginning of year	21,095	15,160	11,993
Cash and cash equivalents at end of year	$6,241	$21,095	$15,160

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,504	$425	$769
Cash paid for income taxes	$567	$324	$858
Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired under capital leases	$417	$—	$55
Net change in derivative assets and liabilities included in other comprehensive income (loss), net of tax	$(3,933)	$8,249	$(18,506)
Construction-in-progress assets under new facility lease	$—	$8,684	$—
New facility lease obligation	$—	$8,684	$—
Non-cash additions to property, plant and equipment	$5,517	$441	$51
Assets held for sale	$—	$7,179	$—
Non-cash portion of earnout receivable recognized-spice assets sale	$419	$496	$—
Non-cash portion of earnout payable recognized-China Mist acquisition	$500	$—	$—
Non-cash portion of earnout payable recognized-West Coast Coffee acquisition	$600	$—	$—
Non-cash working capital adjustment payable recognized-China Mist acquisition	$553	$—	$—
Option costs paid with exercised shares	$550	$—	$—

Non-GAAP Financial Measures
In addition to net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“Non-GAAP net income” is defined as net income excluding the impact of:

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-cash income tax expense (benefit), including the release of valuation allowance on deferred tax assets;

•	non-recurring 2016 proxy contest-related expenses;

•	non-cash interest expense accrued on the Torrance facility sale-leaseback financing obligation;

•	acquisition and integration costs;
and including the impact of:

•	income taxes on non-GAAP adjustments.
“Non-GAAP net income per diluted common share” is defined as Non-GAAP net income divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.
“EBITDA” is defined as net income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net income excluding the impact of:

•	income taxes;

•	interest expense;

•	income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	other similar non-cash expenses;

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-recurring 2016 proxy contest-related expenses; and

•	acquisition and integration costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) the corporate relocation plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) beginning in the third quarter of fiscal 2017, the DSD restructuring plan, consisting primarily of severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
Beginning in the first quarter of fiscal 2017, we modified the calculation of Non-GAAP net income and Non-GAAP net income per diluted common share (i) to exclude non-recurring expenses for legal and other professional services incurred in connection with the 2016 proxy contest that were in excess of the level of expenses normally incurred for an annual meeting of stockholders ("2016 proxy contest-related expenses") and non-cash interest expense accrued on the Torrance facility sale-leaseback financing obligation which has been included in the computation of the gain on sale upon conclusion of the leaseback arrangement, and (ii) to include income tax expense (benefit) on the non-GAAP adjustments based on the Company’s marginal tax rate of 39.0%. There was no similar adjustment for non-cash income tax expense in the comparable period of the prior fiscal years due to the valuation allowance recorded against the Company’s deferred tax assets. We also modified Adjusted EBITDA and Adjusted EBITDA Margin to exclude 2016 proxy contest-related expenses. These modifications to our non-GAAP financial measures were made because such expenses are not reflective of our ongoing operating results and adjusting for them will help investors with comparability of our results. The historical presentation of the non-GAAP financial measures was not affected by these modifications.
Beginning in the third quarter of fiscal 2017 and for all periods presented, we include EBITDA in our non-GAAP financial measures. We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
Beginning in the third quarter of fiscal 2017, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude income from our short-term investments because we believe excluding income generated from our investment portfolio is a measure more reflective of our operating results. The historical presentation of Adjusted EBITDA and Adjusted EBITDA Margin was recast to be comparable to the current period presentation.
Beginning in the fourth quarter of fiscal 2017, we modified the calculation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin to exclude acquisition and integration costs. Acquisition and integration costs include legal expenses, consulting expenses and internal costs associated with acquisitions and integration of those acquisitions. Prior to the fourth quarter of fiscal 2017, acquisition and integration costs were not material to the Company’s results of operations and were included in operating expenses. In the fourth quarter of fiscal 2017 acquisition and integration costs were significant and excluding them, we believe, will help investors to better understand our operating results and more accurately compare them across periods. The historical presentation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin was not affected by this modification.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets.
Non-GAAP net income, Non-GAAP net income per diluted common share, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income to Non-GAAP net income and reported net income per common share—diluted to Non-GAAP net income per diluted common share (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2017	2016	2015	2017	2016
Net income, as reported	$24,400	$89,918	$652	$1,112	$84,239
Restructuring and other transition expenses	11,016	16,533	10,432	1,474	2,678
Net gain from sale of Torrance facility	(37,449)	—	—	—	—
Net gains from sale of spice assets	(919)	(5,603)	—	(155)	(162)
Net (gains) losses from sales of other assets	(1,210)	(2,802)	394	315	(2,639)
Non-recurring 2016 proxy contest-related expenses	5,186	—	—	—	—
Non-cash income tax benefit, including release of valuation allowance on deferred tax assets	—	(80,439)	—	—	(80,315)
Interest expense on sale-leaseback financing obligation	681	—	—	—	—
Acquisition and integration costs(1)	1,734	—	—	1,734	—
Income tax expense (benefit) on non-GAAP adjustments	8,175	—	—	(1,314)	—
Non-GAAP net income(1)	$11,614	$17,607	$11,478	$3,166	$3,801

Net income per common share—diluted, as reported	$1.45	$5.41	$0.04	$0.07	$5.05
Impact of restructuring and other transition expenses	$0.66	$1.00	$0.64	$0.09	$0.16
Impact of net gain from sale of Torrance facility	$(2.23)	$—	$—	$—	$—
Impact of net gains from sale of spice assets	$(0.05)	$(0.34)	$—	$(0.01)	$(0.01)
Impact of net (gains) and losses from sales of other assets	$(0.07)	$(0.17)	$0.03	$0.02	$(0.15)
Impact of non-recurring 2016 proxy contest-related expenses	$0.31	$—	$—	$—	$—
Impact of non-cash income tax benefit, including release of valuation allowance on deferred tax assets	$—	$(4.84)	$—	$—	$(4.82)
Impact of interest expense on sale-leaseback financing obligation	$0.04	$—	$—	$—	$—
Impact of acquisition and integration costs(1)	$0.10	$—	$—	$0.10	$—
Impact of income tax expense (benefit) on non-GAAP adjustments	$0.49	$—	$—	$(0.08)	$—
Non-GAAP net income per diluted common share(1)	$0.70	$1.06	$0.71	$0.19	$0.23
_____________

(1)
Acquisition and integration costs related to Boyd Coffee Company transaction only. Includes $244 and $1,490 incurred in the third and fourth quarters of fiscal 2017, respectively. In the interim disclosures, while the Boyd Coffee Company transaction remained confidential, the expenses incurred in the third quarter were included in operating expenses and described as consulting expenses. Total acquisition and integration costs related to the Boyd Coffee Company transaction incurred in fiscal 2017 are included in the fourth quarter of fiscal 2017 for a complete presentation of the acquisition and integration costs related to the Boyd Coffee Company transaction. Acquisition and integration costs incurred in prior periods were not material to the Company’s results of operations.

Set forth below is a reconciliation of reported net income to EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2017	2016	2015	2017	2016
Net income, as reported	$24,400	$89,918	$652	$1,112	$84,239
Income tax expense (benefit)	15,954	(79,997)	402	44	(80,315)
Interest expense	2,185	425	769	755	84
Depreciation and amortization expense	22,970	20,774	24,179	6,357	5,053
EBITDA	$65,509	$31,120	$26,002	$8,268	$9,061
EBITDA Margin	12.1%	5.7%	4.8%	6.2%	6.8%

Set forth below is a reconciliation of reported net income to Adjusted EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2017	2016	2015	2017	2016
Net income, as reported	$24,400	$89,918	$652	$1,112	$84,239
Income tax expense (benefit)	15,954	(79,997)	402	44	(80,315)
Interest expense	2,185	425	769	755	84
Income from short-term investments	(1,853)	(2,204)	(1,251)	(970)	(892)
Depreciation and amortization expense	22,970	20,774	24,179	6,357	5,053
ESOP and share-based compensation expense	3,959	4,342	5,691	963	854
Restructuring and other transition expenses	11,016	16,533	10,432	1,474	2,678
Net gain from sale of Torrance facility	(37,449)	—	—	—	—
Net gains from sale of spice assets	(919)	(5,603)	—	(155)	(162)
Net (gains) losses from sales of other assets	(1,210)	(2,802)	394	315	(2,639)
Non-recurring 2016 proxy contest-related expenses	5,186	—	—	—	—
Acquisition and integration costs(1)	1,734	—	—	1,734	—
Adjusted EBITDA(1)	$45,973	$41,386	$41,268	$11,629	$8,900
Adjusted EBITDA Margin(1)	8.5%	7.6%	7.6%	8.7%	6.6%
___________

(1)
Acquisition and integration costs related to Boyd Coffee Company transaction only. Includes $244 and $1,490 incurred in the third and fourth quarters of fiscal 2017, respectively. In the interim disclosures, while the Boyd Coffee Company transaction remained confidential, the expenses incurred in the third quarter were included in operating expenses and described as consulting expenses. Total acquisition and integration costs incurred in fiscal 2017 are included in the fourth quarter of fiscal 2017 for a complete presentation of the acquisition and integration costs related to the Boyd Coffee Company transaction. Acquisition and integration costs incurred in prior periods were not material to the Company’s results of operations.

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